Exhibit 10.2

December 1, 2023

Sent by email
Manish Sharma

Dear Manish,

Relocation Benefits

As previously discussed with you, Accenture LLP (the “Company”) will provide you with certain reimbursements, as outlined below, to help offset expenses incurred by you in connection with your relocation to the greater Chicago, Illinois area, which is expected to occur on or before December 1, 2023.

In particular, the Company will reimburse you for the monthly rental costs of your home in the greater Chicago area in accordance with our policies and limits for such rentals. These costs will be paid to you through our preferred relocation management company and should not be submitted for reimbursement through the Company’s standard reimbursement system. Reimbursement of your housing costs is based on current anticipated rental costs. Provision of this benefit is subject to further review should you relocate your residence or experience significant rental cost increases.

If you should have any questions about your relocation benefits, please contact Samantha Clark or your Mobility Lead.

Very truly yours,

/s/ Ellyn Shook
Ellyn Shook Chief Leadership & Human Resources Officer

Acknowledged and Agreed:

/s/ Manish Sharma	12-8-2023
Manish Sharma	Date